Exhibit 99.1

Investor inquiries:

Bill Dunaway, 816-457-6246

billd@fcstone.com

FCStone Group, Inc. Announces Strong Fiscal 2007 Second Quarter Results

West Des Moines, Iowa, April 13, 2007 – FCStone Group, Inc. (NASDAQ: FCSX), a commodity risk management firm, today announced the company’s fiscal second quarter 2007 results. The company reported higher year-over-year revenues and net income.

“We were very pleased with our second quarter performance,” said Pete Anderson, President and Chief Executive Officer. “Our derivatives contract growth continues to show strong momentum, with record volumes highlighted by the agricultural and energy sectors. Also, our consistent focus on the core risk management business has established trust and confidence among our clients, which has translated into greater use of our services and improved bottom-line results for our customers. As we grow and leverage our existing infrastructure, we expect to see ongoing improvement in nearly every area of the business.”

Financial Highlights

(In thousands, except per share amounts)

	Three Months Ended February 28,		Six Months Ended, February 28,
	2006	2007	2006	2007
NON GAAP-Revenues, net of cost of commodities sold	$42,278	$60,098	$81,584	$117,446
GAAP-Income after minority interest and before income tax expense	$6,496	$11,045	$11,919	$21,159
GAAP-Net income	$3,936	$6,920	$7,319	$13,234
Basic & diluted earnings per share	$0.27	$0.48	$0.51	$0.91

Second Quarter Results

Revenues, net of cost of commodities sold, a non-GAAP financial measure, were $60.1 million in the three months ended February 28, 2007, compared to $42.3 million in the prior year quarter, an increase of 42%. Net income increased 76% to $6.9 million, or $0.48 per diluted share, for the second quarter, compared to $3.9 million, or $0.27 per diluted share in the prior year quarter.

The increase in second quarter revenues, net of cost of commodities sold from the prior year second quarter was primarily related to higher exchange-traded volumes resulting from continued volatility in the grain and energy markets, increased foreign exchange (Forex) commissions as a result of several significant new customers, higher over-the-counter (OTC) volumes primarily from its renewable fuels and Brazilian customers, and higher interest income as a result of additional investable segregated and OTC customer funds as well as higher short-term interest rates.

Costs and expenses, exclusive of cost of commodities sold, were higher compared to the prior year primarily due to higher volume-related costs of broker commissions, pit brokerage and clearing fees, and introducing broker commissions; and increased interest expense as a result of higher volume in the financial services grain repurchase program combined with increased borrowings in the grain merchandising segment because of higher grain prices.

Year-To-Date Results

Revenues, net of cost of commodities sold, a non-GAAP financial measure, were $117.4 million for the first six months of fiscal year 2007, compared to $81.6 million during the same period of fiscal year 2006, an increase of 44%. Net income increased 81% to $13.2 million for the first six months of fiscal year 2007, or $0.91 per diluted share, compared to $7.3 million, or $0.51 per diluted share during the same period of fiscal year 2006.

“The combination of an optimal operating environment in the first half of 2007 along with our enhanced, customer-focused service offering allowed us to generate record revenues, operating income and net income during the period,” said Bob Johnson, Chief Financial Officer. “As we continue to manage our expenses responsibly, additional investments made in people and technology will allow us to provide a stronger mix of products and services to our customers.”

Operating Segments

FCStone’s income (loss) before minority interest and income tax expense by segment and certain other data are outlined below for the periods noted.

	Three Months Ended, February 28,		Six Months Ended, February 28,
	2006	2007	2006	2007
	($ in thousands)
Segment Data:
Income (loss) before minority interest and income tax expense:
Commodity and Risk Management Services	$5,253	$9,153	$9,675	$16,717
Clearing and Execution Services	2,822	3,431	5,202	7,040
Financial Services	3	419	(101)	447
Grain Merchandising	284	340	282	1,460
Corporate	(1,806)	(2,196)	(3,131)	(4,067)

	$6,556	$11,147	$11,927	$21,597

Other Data:
EBITDA	$8,460	$15,739	$15,443	$28,528
Exchange contract trading volume (in millions)	11.0	12.9	22.1	26.3
Customer Segregated Assets, end of period	$611,992	$861,780	$611,992	$861,780

In the Commodity and Risk Management Services segment, revenues, net of cost of commodities sold, were $27.3 million in the second quarter ended February 28, 2007, compared to $18.1 million in the prior year quarter, an increase of 51%. Segment income increased 74% to $9.2 million for the second quarter, compared to $5.3 million in the prior year quarter.

For the Clearing and Execution Services segment, revenues, net of cost of commodities sold, were $24.3 million in the second quarter ended February 28, 2007, compared to $18.6 million in the prior year quarter, an increase of 30%. Segment income increased 22% to $3.4 million for the second quarter, compared to $2.8 million in the prior year quarter.

The Financial Services segment reported revenues, net of cost of commodities sold, of $3.4 million in the second quarter ended February 28, 2007, compared to $1.5 million in the prior year quarter, an increase of 122%. Segment income increased to $419 thousand for the second quarter, compared to $3 thousand in the prior year quarter.

The Grain Merchandising segment reported revenues, net of cost of commodities sold, of $6.0 million in the second quarter ended February 28, 2007, compared to $4.8 million in the prior year quarter, an increase of 27%. Segment income increased 20% to $340 thousand for the second quarter, compared to $284 thousand in the prior year quarter.

Business Outlook

Commenting on the company’s year-to-date results and overall expectations, Anderson said, “Our team has been working diligently toward achieving our strategic initiatives over the past several years and has effectively increased both our operating efficiencies and volumes. I believe our revenue and earnings growth thus far in 2007 are attributable to those efforts as well as a favorable operating environment. Looking ahead, our recently successful IPO has put us in a stronger position to take advantage of new commodity markets here in the U.S. and to leverage our expertise in growing segments around the world. Above all, we are confident that our longtime commitment to providing value to our customers will ensure our long-term success and drive shareholder value.”

Conference Call & Web Cast

A conference call will be held today, Friday, April 13, 2007 at 11:00 a.m. (ET). A live web cast of the conference call as well as a replay will be available online on the company’s corporate web site at http://www.fcstone.com. Participants can also access the call by dialing 800-218-8862 (within the United States and Canada), or 303-262-2139 (international callers). A replay of the call will be available approximately two hours after the call has ended and will be available until 11:59 p.m. (CT) on Friday, April 20, 2007. To access the replay, dial 800-405-2236 (within the United States and Canada), or 303-590-3000 (international callers) and enter the conference ID number: 11088260.

About FCStone Group, Inc.

FCStone Group, Inc., along with its affiliates, is an integrated commodity risk management company providing risk management consulting and transaction execution services to commercial commodity intermediaries, end-users and producers. The firm assists primarily middle market customers in optimizing their profit margins and mitigating exposure to commodity price risk. In addition to risk management consulting services, FCStone, LLC, operates one of the leading independent clearing and execution platforms for exchange-traded futures and options contracts. FCStone Group, Inc., serves more than 7,500 customers and in the 12 months ended February 28, 2007, executed 52.2 million derivative contracts in the exchange-traded and over-the-counter markets. In addition to renewable fuels, the FCStone Group companies work in all the major commodity areas including agriculture, energy, foods, forestry, and currency exchange. Headquartered in the Midwest, it has offices located throughout the world and is a clearing member of all major North American Futures exchanges. FCStone Group, Inc., trades on the NASDAQ Global Select Market under the symbol “FCSX.”

Forward Looking Statements

This press release may include forward-looking statements regarding, among other things, our plans, strategies and prospects, both business and financial. All statements other than statements of current or historical fact contained in this press release are forward-looking statements. The words “believe,” “expect,” “anticipate,” “should,” “plan,” “will,” “may,” “could,” “intend,” “estimate,” “predict,” “potential,” “continue” or the negative of these terms and similar expressions, as they relate to FCStone Group, Inc., are intended to identify forward-looking statements.

We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. They can be affected by inaccurate assumptions, including the risks, uncertainties and assumptions described in the Company’s filings with the Securities and Exchange Commission. In light of these risks, uncertainties and assumptions, the forward-looking statements in this press release may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements. When you consider these forward-looking statements, you should keep in mind these risk factors and other cautionary statements in this press release.

Our forward-looking statements speak only as of the date of this press release. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Use of NON-GAAP Financial Information

In this press release we disclose “revenues, net of cost of commodities sold”, and “EBITDA”, both of which are non-GAAP financial measures. For purposes of Regulation G, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure, calculated and prepared in accordance with generally accepted accounting principles in the United Sates (GAAP). Revenues, net of cost of commodities sold, is not a substitute for the GAAP measure of total revenues. EBITDA is not a substitute for the GAAP measure of net income or cash flows. Such non-GAAP financial measures are reconciled to its closest GAAP measure, in accordance with the Securities and Exchange Commission rules, and are included in the attached supplemental data. Management believes that these non-GAAP financial measures are useful to both management and its stockholders in their analysis of the company’s business and operating performance.

Financial Statements to Follow

FCSTONE GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in thousands, except per share amounts)

	Three Months Ended February 28,		Six Months Ended February 28,
	2006	2007	2006	2007
Revenues:
Commissions and clearing fees	$23,783	$33,353	$46,840	$66,256
Service, consulting and brokerage fees	8,444	9,314	15,428	18,409
Interest	4,972	10,729	9,244	19,127
Other	686	954	1,166	1,446
Sales of commodities	230,976	349,098	546,192	797,886

Total revenues	268,861	403,448	618,870	903,124

Costs and expenses:
Cost of commodities sold	226,583	343,350	537,286	785,678
Employee compensation and broker commissions	9,983	11,364	19,649	23,155
Pit brokerage and clearing fees	10,877	14,678	21,009	29,542
Introducing broker commissions	4,776	9,007	9,202	16,376
Employee benefits and payroll taxes	2,483	2,722	4,684	5,369
Interest	1,566	4,251	2,734	6,490
Depreciation	398	443	790	879
Bad debt expense	150	120	405	1,540
Other expenses	5,489	6,366	11,184	12,498

Total costs and expenses	262,305	392,301	606,943	881,527

Income before income tax expense and minority interest	6,556	11,147	11,927	21,597
Minority interest	60	102	8	438

Income after minority interest and before income tax expense	6,496	11,045	11,919	21,159
Income tax expense	2,560	4,125	4,600	7,925

Net income	$3,936	$6,920	$7,319	$13,234

Basic and diluted shares outstanding	14,487	14,533	14,487	14,533
Basic and diluted earnings per share	$0.27	$0.48	$0.51	$0.91

FCSTONE GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(in thousands, except share amounts)

	August 31, 2006	February 28, 2007
		(Unaudited)
ASSETS
Cash and cash equivalents
Unrestricted	$59,726	$50,992
Restricted	4,010	1,517
Segregated	14,221	11,815
Commodity accounts receivable
Commodity exchanges and clearing organizations – customer segregated, including United States treasury bills and notes	604,536	637,636
Proprietary commodity accounts	20,133	72,119
Customer regulated accounts in deficit secured by U.S. treasury bills and notes	29,166	77,658

Total commodity deposits and accounts receivable	653,835	787,413

Marketable securities, at fair value – customer segregated and other	149,609	214,734
Trade accounts receivable and advances on grain	42,176	45,204
Open contracts receivable	37,424	202,809
Counterparty deposits and accounts receivable	23,607	33,482
Notes receivable	14,971	94,759
Inventories – grain and fertilizer	26,628	37,355
Exchange memberships and stock, at cost	6,587	7,739
Furniture, equipment, software, and improvements, net	7,386	7,561
Deferred income taxes	4,697	4,672
Investments in affiliates and other organizations	5,537	5,404
Other assets	6,793	28,543

Total assets	$1,057,207	$1,533,999

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Checks written in excess of bank balance	$6,436	$5,570
Commodity and customer regulated accounts payable	726,920	929,448
Trade accounts payable and advances	128,349	117,627
Open contracts payable	41,301	163,173
Accrued expenses	26,876	24,354
Notes payable	48,169	199,331
Subordinated debt	7,000	15,000
Obligations under capital lease	3,575	3,300

Total liabilities	988,626	1,457,803

Minority interest	3,607	4,045
Redeemable common stock held by employee stock ownership plan (ESOP)	6,079	33,563
Stockholders’ equity:
Common stock, no par value, authorized 20,000,000 and 40,000,000 at August 31, 2006 and February 28, 2007, respectively; issued and outstanding 14,537,208 shares at August 31, 2006 and 14,533,131 at February 28, 2007, respectively	21,747	21,747
Additional paid-in capital	120	120
Accumulated other comprehensive loss	(1,955)	(1,955)
Retained earnings	45,062	52,239

	64,974	72,151
Less maximum cash obligation related to ESOP shares	(6,079)	(33,563)

Total stockholders’ equity	58,895	38,588

Commitments and contingencies
Total liabilities and stockholders’ equity	$1,057,207	$1,533,999

FCSTONE GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(in thousands)

	Six Months Ended February 28,
	2006	2007
Cash flows from operating activities:
Net income	$7,319	$13,234
Depreciation	790	879
Amortization of discount on note receivable	—	(28)
Gain on conversion of exchange membership to common stock	—	(100)
Equity in earnings of affiliates, net of distributions	60	133
Minority interest, net of distributions	(3)	438
Change in commodity accounts receivable/payable, marketable securities and customer segregated funds, net	13,015	6,231
Change in open contracts receivable/payable, net	(39,332)	(43,513)
Increase in trade accounts receivable and advances on grain	(6,610)	(3,028)
Decrease (increase) in counterparty deposits and accounts receivable	12,169	(9,875)
Increase in inventory – grain and fertilizer	(18,480)	(10,727)
Increase in other assets	(6,497)	(21,725)
Increase (decrease) in trade accounts payable and advances	28,410	(10,722)
Increase (decrease) in accrued expenses	1,995	(2,522)

Net cash used in operating activities	(7,164)	(81,325)

Cash flows from investing activities:
Purchase of furniture, equipment, and improvements	(642)	(1,054)
Issuance of notes receivable, net	(14,034)	(79,760)
Purchase of exchange memberships and stock	(369)	(1,430)
Proceeds from conversion of exchange membership to common stock	—	378

Net cash used in investing activities	(15,045)	(81,866)

Cash flows from financing activities:
Decrease in checks written in excess of bank balance	(4,880)	(866)
Proceeds from notes payable, net	51,524	151,162
Proceeds from issuance of redeemable common stock held by ESOP	14	—
Dividends paid	(2,898)	(6,057)
Payments under capital lease	(275)	(275)
Monies deposited in escrow	(39)	(33)
Monies released from escrow	—	2,526
Proceeds from subordinated debt	500	8,000
Payments on subordinated debt	(2,500)	—

Net cash provided by financing activities	41,446	154,457

Net increase (decrease) in cash and cash equivalents – unrestricted	19,237	(8,734)
Cash and cash equivalents – unrestricted – beginning of period	25,045	59,726

Cash and cash equivalents – unrestricted – end of period	$44,282	$50,992

Supplemental disclosures of cash flow information:
Interest paid	$2,238	$5,473
Income taxes paid	$5,084	$8,594

Noncash financing activities:
Increase in maximum cash obligation related to ESOP shares	$1,368	$27,484

Non-GAAP Financial Measures

The following table reconciles revenues, net of cost of commodities sold, with our total revenues.

	Three Months Ended February 28,		Six Months Ended February 28,
	2006	2007	2006	2007
	($ in thousands)
Revenues:
Commissions and clearing fees	$23,783	$33,353	$46,840	$66,256
Service, consulting and brokerage fees	8,444	9,314	15,428	18,409
Interest	4,972	10,729	9,244	19,127
Other	686	954	1,166	1,446
Sales of commodities	230,976	349,098	546,192	797,886

Total revenues	268,861	403,448	618,870	903,124
Less: Cost of commodities sold	226,583	343,350	537,286	785,678

Revenues, net of cost of commodities sold	$42,278	$60,098	$81,584	$117,446

The following table reconciles EBITDA with our net income.

	Three Months Ended February 28,		Six Months Ended February 28,
	2006	2007	2006	2007
		($ in thousands)
Net income:	$3,936	$6,920	$7,319	$13,234
Plus: interest expense	1,566	4,251	2,734	6,490
Plus: depreciation and amortization	398	443	790	879
Plus income tax expense	2,560	4,125	4,600	7,925

EBITDA	$8,460	$15,739	$15,443	$28,528

Commodity and Risk Management Services Segment:

The following table provides the financial performance for this segment.

	Three Months Ended February 28,		Six Months Ended February 28,
	2006	2007	2006	2007
	($ in thousands)
Sales of commodities	$1,811	$—	$4,655	$2,542
Cost of commodities sold	1,804	—	4,572	2,460

Gross profit on commodities sold	7	—	83	82
Commissions and clearing fees	7,768	13,021	15,936	25,939
Service, consulting and brokerage fees	8,599	9,458	15,730	18,675
Interest	1,676	4,742	3,343	8,388
Other revenues	38	51	65	106

Revenues, net of cost of commodities sold	18,088	27,272	35,157	53,190
Other costs and expenses:
Expenses (excluding interest expense)	12,815	18,051	25,445	36,276
Interest expense	20	68	37	197

Total costs and expenses (excluding cost of commodities sold)	12,835	18,119	25,482	36,473

Segment income before minority interest and income taxes	$5,253	$9,153	$9,675	$16,717

Clearing and Execution Segment:

The following table provides the financial performance for this segment.

	Three Months Ended February 28,		Six Months Ended February 28,
	2006	2007	2006	2007
	($ in thousands)
Sales of commodities	$—	$—	$—	$—
Cost of commodities sold	—	—	—	—

Gross profit on commodities sold	—	—	—	—
Commissions and clearing fees	16,129	20,509	31,154	40,699
Service, consulting and brokerage fees	—	—	—	—
Interest	2,501	3,654	4,726	7,485
Other revenues	—	100	—	100

Revenues, net of cost of commodities sold	18,630	24,263	35,880	48,284
Other costs and expenses:
Expenses (excluding interest expense)	15,735	20,506	30,524	40,780
Interest expense	73	326	154	464

Total costs and expenses (excluding cost of commodities sold)	15,808	20,832	30,678	41,244

Segment income before minority interest and income taxes	$2,822	$3,431	$5,202	$7,040

Exchange contract trading volume (millions)	10.5	12.3	21.1	24.8

Financial Services Segment:

The following table provides the financial performance for this segment.

	Three Months Ended February 28,		Six Months Ended February 28,
	2006	2007	2006	2007
	($ in thousands)
Sales of commodities	$6,353	$9,599	$9,916	$16,157
Cost of commodities sold	6,322	9,539	9,870	16,069

Gross profit on commodities sold	31	60	46	88
Commissions and clearing fees	—	—	—	—
Service, consulting and brokerage fees	—	—	—	—
Interest	1,122	2,971	1,787	4,158
Other revenues	377	360	700	682

Revenues, net of cost of commodities sold	1,530	3,391	2,533	4,928
Other costs and expenses:
Expenses (excluding interest expense)	581	546	1,125	1,079
Interest expense	946	2,426	1,509	3,402

Total costs and expenses (excluding cost of commodities sold)	1,527	2,972	2,634	4,481

Segment income (loss) before minority interest and income taxes	$3	$419	$(101)	$447

Grain Merchandising Segment:

The following table provides the financial performance for this segment.

	Three Months Ended February 28,		Six Months Ended February 28,
	2006	2007	2006	2007
	($ in thousands)
Sales of commodities	$222,813	$339,499	$531,621	$779,187
Cost of commodities sold	218,583	333,950	523,125	767,462

Gross profit on commodities sold	4,230	5,549	8,496	11,725
Commissions and clearing fees	—	—	—	—
Service, consulting and brokerage fees	—	—	—	—
Interest	212	29	233	64
Other revenues	327	467	458	612

Revenues, net of cost of commodities sold	4,769	6,045	9,187	12,401
Other costs and expenses:
Expenses (excluding interest expense)	3,465	3,765	7,108	7,795
Interest expense	1,020	1,940	1,797	3,146

Total costs and expenses (excluding cost of commodities sold)	4,485	5,705	8,905	10,941

Segment income before minority interest and income taxes	$284	$340	$282	$1,460

Grain bushels sold (millions)	57.9	50.2	124.6	128.7